EXHIBIT 99.1

Zentric (HK) Limited. Withdraws from the EPC Agreement to build a
20MW Solar Power Plant in Benson AZ

PHOENIX, AZ – April 6, 2012 -- Zentric, Inc. (OTCBB: ZNTR) (OTCQB: ZNTR) William Tien, President of Zentric, Inc. announces that Zentric (HK) Limited, a wholly owned subsidiary of Zentric, Inc. has withdrawn from the EPC Agreement dated January 7, 2012 with Matinee Energy, Inc. to build a 20MWdcp solar power plant in Benson Arizona.

Mr. Tien remarked, "A project of this size requires a certain financial commitment to be made by all parties involved in order for it to be completed on a timely basis and that was unable to be achieved in time to meet certain deadlines. We hope that in the very near future the parties will be in a position to re-evaluate their working arrangement.”

Mr. Tien continues, “Although we would like to forge ahead with Matinee at this time we felt it best to redirect our resources towards other projects we have been negotiating for where we can act not only as EPC Contractor but as project developer and owner as well. We have up to 30MW or $30 million of solar panel inventory allocated for us at our suppliers that we can deploy in projects that have both the government permits and Power Purchase Agreement signed and approved.”

Mr. Jeff Mak, CEO of Zentric, Inc. continues, “We are very excited to have additional solar power plant projects under review that we can focus our resources on that we not only will act as EPC Contractor but can also maintain a large equity position. The guaranteed cash flow generated by a Power Purchase Agreement would provide a steady income stream for Zentric for many years.”

For further information on Zentric, please go to: www.ZNTR.com

About Zentric, Inc.

Zentric, Inc. is a technology company that believes in making our contribution to saving the environment through the development of advanced patented battery technologies and in support of alternative energy and various other “green” initiatives. Zentric, Inc. has recently become actively involved in the supply and project management of a solar energy project in the USA and will continue to seek similar opportunities to participate in Renewable and Alternative Energy initiatives on a global basis.

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